Exhibit 99.1

CONTACT: Connie Hamblin	RELEASE: October 23, 2012
(616) 772-1800

GENTEX REPORTS THIRD QUARTER FINANCIAL RESULTS

AND ADDITIONAL SHARE REPURCHASE AUTHORIZATION

ZEELAND, Michigan, October 23, 2012 — Gentex Corporation, the Zeeland, Michigan-based manufacturer of automatic-dimming rearview mirrors and camera-based lighting and driver-assist systems for the automotive industry, commercial fire protection products and dimmable aircraft windows, today reported financial results for the third quarter and first nine months ended September 30, 2012. The Company also announced that the Board of Directors has authorized an additional four million shares for repurchase under the existing share repurchase plan.

For the third quarter of 2012, the Company’s net sales declined slightly to $268.2 million compared with $269.5 million in the third quarter of 2011. For the first nine months of 2012, the Company’s net sales increased by ten percent to $839.2 million compared with $763.4 million for the same nine-month period in 2011.

The gross profit margin increased on a sequential basis to 33.6 percent in the third quarter of 2012 compared with 33.1 percent in the second quarter of 2012, primarily due to purchasing cost reductions. The gross margin decreased on a quarter-over-quarter basis from 35.4 percent in the third quarter of 2011 to 33.6 percent in the third quarter of 2012, primarily due to the impact of annual customer price reductions and product mix, partially offset by purchasing cost reductions.

Net income for the third quarter of 2012 decreased four percent to $41.9 million, compared with net income of $43.4 million in the third quarter of 2011. Net income in the first nine months of 2012 increased by four percent to $129.0 million, compared with $124.2 million in the first nine months of 2011.

Earnings per diluted share were 29 cents in the third quarter of 2012 compared with 30 cents per share in the third quarter of 2011. Earnings per diluted share were 89 cents for the first nine months of 2012 compared with 86 cents in the first nine months of 2011.

“We are pleased to report that our gross profit margin improved sequentially in the third quarter of 2012, despite a sequential decrease in net sales,” said Gentex Chairman of the Board and Chief Executive Officer Fred Bauer. “We are also pleased to illustrate the positive efficiencies we are experiencing within our operating expenses. Our Engineering, Research and Development expenses declined primarily due to a concerted effort to reduce costs related to outside contract engineering development services as a result of better utilization of our own employees’ talent.”

“While we continue to be concerned about flattening net sales, particularly as we operate in challenging and deteriorating market conditions, our primary long-term goal is to improve our top line growth,” said Bauer.

Technology/Product Update

The Company has previously disclosed that four customers for Rear Camera Display (RCD) Mirrors had notified the Company of their plans to have the primary display for rear camera video in a radio display in the vehicle’s center console instead of in the interior rearview mirror. Two of the four customers are expected to begin that transition in the 2013 calendar year, with the other two customers in the 2014 calendar year, and these transitions are expected to occur over multiple years.

Each of these four customers continues to offer Gentex RCD Mirrors for other vehicle applications. In addition, they continue to offer Gentex auto-dimming mirrors, many with other advanced electronic features, on the majority of their vehicle models. To date, no additional RCD Mirror customers have indicated a move of the rear video display application from the mirror to the center console. During the third quarter of 2012, the Company began shipping its RCD Mirror product for seven additional vehicle models.

SmartBeam® is the Company’s high beam headlamp assist product that optimizes forward visibility by automating high-beam usage, which allows drivers to better identify and react to potential hazards in the road ahead. Driver-assist camera products utilize a multi-function camera combined with algorithmic decision-making to perform certain tasks, such as automatic high beam assist, lane keeping and driver alert. During the third quarter of 2012, the Company began shipping its SmartBeam product for eight additional vehicle models, and its driver assist product for two additional new vehicle models.

Based on the IHS mid-October 2012 forecast for light vehicle production, it is now expected that SmartBeam and driver assist unit shipments will increase by approximately 10-15 percent in calendar year 2012 compared with calendar year 2011. This downward revision to the Company’s previous 2012 guidance is primarily due to reduced option take rates of the SmartBeam option by certain European automakers.

“As is widely known from recent news headlines, the European markets are increasingly uncertain and are becoming more volatile. As a result, we have more downside risk for any products that we’re shipping to customers in Europe,” said Bauer. “In the 2011 calendar year, approximately 45 percent of our total mirror unit shipments were to Europe, with a high percentage of high-value, advanced-feature products. European economic factors could have a negative impact on that product mix.”

On June 25, 2012, American Vehicular Sciences LLC (“AVS”) filed four patent infringement complaints, each naming the Company and one of two of its customers as co-defendants. In two of the complaints, AVS alleges that the Company’s SmartBeam product infringes one patent owned by AVS. In the other two complaints, AVS alleges that the Company’s monitoring system products infringe two other patents owned by AVS. The Company was served with the four complaints on July 27, 2012. On October 5, 2012, the Company submitted its answers to all four complaints. In its answers, the Company denies infringement and contributing to and/or inducing others to infringe, and further denies that AVS is entitled to any relief. In addition, the Company has provided affirmative defenses, including but not limited to non-infringement and invalidity, of the claims underlying the AVS allegations. The Company is uncertain of what impact, if any, the above claims may potentially have on its business.

Other Update

As has periodically been disclosed, the Company believes that its patents and trade secrets provide it with a competitive advantage. The Company has also previously discussed the fact that claims of infringement could be costly, time-consuming, and divert the attention of management and key personnel from other business issues. To that end, the Company has been able to, in the ordinary course of business, obtain certain intellectual property rights related to certain existing and potential future automotive mirror features and products that will decrease potential risks of infringement. These rights are included on the Balance Sheet under the category of “Patents and other assets-net”. As part of obtaining the above-referenced intellectual property rights, the Company has also agreed to royalty payments based on shipments of automotive mirror products incorporating certain mirror features, and to maintain confidentiality with respect thereto. Amortization expense associated with these rights and the royalty payments are currently expected to negatively impact the gross profit margin by approximately 35 basis points on an annualized basis going forward, at least in the near term (though the impact over a ten-year period is not certain). The Company’s business is not substantially or materially dependent upon the obtained intellectual property rights.

Unit Shipments and Net Sales

Total auto-dimming mirror unit shipments increased by five percent in the third quarter of 2012 compared with the third quarter last year. Automotive net sales decreased by one percent from $264.0 million in the third quarter of 2011 to $261.9 million in the third quarter of 2012. In addition, the Company continues to experience increased volatility with customer orders in the near term.

Auto-dimming mirror unit shipments increased by 22 percent in North America in the third quarter of 2012 compared with the third quarter last year, primarily as a result of increased mirror unit shipments to certain domestic and transplant automakers. North American light vehicle production increased by 14 percent in the third quarter of 2012 compared with the same prior-year quarter. However, the Company continues to experience variability in vehicle production levels within the domestic automakers.

Auto-dimming mirror unit shipments to offshore automakers decreased by four percent in the third quarter of 2012 compared with the same quarter last year, primarily due to decreased mirror unit shipments to certain European and Japanese automakers. Light vehicle production in Europe decreased by approximately six percent in the third quarter of 2012, and decreased by approximately two percent in Japan and Korea in the third quarter of 2012, compared in each case with the same quarter last year.

Total auto-dimming mirror unit shipments increased by 13 percent in the first nine months of 2012 compared with the first nine months last year. Automotive net sales increased by 10 percent from $748.5 million in the first nine months of 2011 to $822.4 million in the first nine months of 2012.

Auto-dimming mirror unit shipments increased by 24 percent in North America in the first nine months of 2012 compared with the same period last year, primarily as a result of increased mirror unit shipments to certain transplant and domestic automakers. North American light vehicle production increased by 20 percent in the first nine months of 2012 compared with the same prior-year period. Again, the Company continued to experience variability in vehicle production levels within the domestic automakers.

Auto-dimming mirror unit shipments to offshore customers increased by seven percent in the first nine months of 2012 compared with the same period last year, primarily due to increased mirror unit shipments to certain Japanese and European automakers. Light vehicle production in Europe decreased by approximately four percent in the first nine months of 2012, and increased by 21 percent in Japan and Korea in the first nine months of 2012, compared in each case with the same period last year.

Other net sales increased by 15 percent to $6.3 million for the third quarter of 2012 compared with the same quarter last year, primarily due to increased dimmable aircraft window net sales, partially offset by decreased fire protection net sales.

Other net sales increased by 12 percent to $16.8 million for the first nine months of 2012 compared with the same period last year, primarily due to increased dimmable aircraft window net sales, partially offset by decreased fire protection net sales.

Fire protection net sales continue to be impacted by the relatively weak commercial construction market.

Share Repurchases

The Company repurchased approximately two million shares of the Company’s stock during the third quarter of 2012, bringing the total shares repurchased since 2003 to 28 million under the terms of its current and previously disclosed share repurchase plan (“the Plan”). The Company’s Board of Directors had previously authorized the repurchase of a total of 28 million shares of the Company’s stock under the Plan.

The Company’s Board of Directors has also authorized the repurchase of up to an additional four million (4,000,000) shares of the Company’s outstanding common stock, under the existing terms of the Plan. Under the Plan, the Company may, from time to time, purchase up to an additional four million shares of its common stock based on a number of factors, including: market, economic and industry conditions; the market price of the Company’s common stock; anti-dilutive effect on earnings utilizing “normalized” interest rates; available cash; and other factors that the Company deems appropriate. The Plan does not have an expiration date, but will be reviewed periodically by the Company’s Board of Directors. Any repurchases will be funded with available cash.

“We believe that the long-term fundamentals of Gentex continue to be strong, and that the Company’s current share price does not necessarily reflect the Company’s prospects for the future,” said Bauer. “The Company continues to have strong cash flow, and believes that share repurchases and dividends are an effective and efficient way to return cash to our shareholders, depending upon macroeconomic issues and trends.”

The share repurchase plan will be effected in accordance with Rule 10b-18 under the Securities Exchange Act of 1934, as amended, which includes certain restrictions including one with respect to the number of shares that may be purchased in a single day (subject to certain exceptions for block purchases) based on the average daily trading volume of the Company’s shares on the NASDAQ Global Select Market during the four calendar weeks preceding the week in which a purchase is to be effected.

Future Estimates

Gentex Chief Financial Officer Steve Dykman provided certain guidance for the fourth quarter of 2012.

“Our estimate for net sales for the fourth quarter of 2012 is approximately flat compared with the fourth quarter of 2011, based on IHS’s mid-October 2012 forecast for light vehicle production levels,” said Dykman.

“As previously mentioned, we are concerned about the deteriorating macroeconomic environment, particularly in Europe, which is our largest shipping destination.

“We continue to experience increasing volatility in customer orders within the 12-week customer release window, with some of our customers, including the tier one mirror suppliers, reducing orders. This is making it increasingly more difficult to forecast with any degree of certainty,” said Dykman.

Based on the Company’s expected net sales for the fourth quarter of 2012, Dykman said that the Company currently expects that its gross profit margin for the fourth quarter of 2012 will be down slightly sequentially compared with the gross profit margin of 33.6 percent reported in the third quarter of 2012.

The Company currently expects Engineering, Research and Development expense to be approximately flat in the fourth quarter of 2012, compared with the fourth quarter last year. Additionally, Selling, General and Administrative expense is currently expected to be approximately flat, based on stable foreign exchange rates.

The Company’s current forecasts for light vehicle production for each of the following periods in 2012 compared with the same periods in 2011 are based on IHS Automotive’s mid-October 2012 forecast for light vehicle production in North America, Europe and Japan and Korea:

Light Vehicle Production (per IHS Automotive’s mid-October 2012 light vehicle production forecast)
Region	Fourth Quarter of 2012	Fourth Quarter of 2011	% Change
North America	3.6 million vehicles	3.4 million vehicles	+ 5%
Europe	4.5 million vehicles	5.0 million vehicles	- 10%
Japan and Korea	3.4 million vehicles	3.7 million vehicles	- 10%

Light Vehicle Production (per IHS Automotive’s mid-October 2012 light vehicle production forecast)
Region	Calendar Year 2012	Calendar Year 2011	% Change
North America	15.2 million vehicles	13.1 million vehicles	+ 16%
Europe	19.0 million vehicles	20.1 million vehicles	- 6%
Japan and Korea	14.0 million vehicles	12.5 million vehicles	+ 12%

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, that are based on management’s beliefs, assumptions, current expectations, estimates and projections about the global automotive industry, the economy and the Company itself. Words like “anticipates,” “believes,” “confident,” “estimates,” “expects,” “forecasts,” “hopes”, “likely,” “plans,” “projects,” “optimistic,” and “should,” and variations of such words and similar expressions identify forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict with regard to timing, expense, likelihood and degree of occurrence. These risks include, without limitation, the pace of economic activity in the Europe, Asia and the United States, employment and other general economic conditions; worldwide automotive production; the maintenance of the Company’s market share; the ability to control costs, including the ability to achieve purchasing and manufacturing cost reductions, control and leverage fixed overhead costs, and maintain margins; and the ability to control E,R&D and S,G&A expenses. Additionally, these risks include competitive pricing pressures; the mix of products purchased by customers; the market for and the success of certain of the Company’s mirror products (e.g. Rear Camera Display, SmartBeam®, other camera-based driver-assist and lighting-assist products), including vehicle model penetration and option take rates; intellectual property litigation risk; the ability to continue to make product innovations; customer inventory management; currency fluctuations; interest rates; equity prices; the financial strength/stability of the Company’s customers (including their Tier 1 suppliers); potential impact of supply chain disruptions including but not limited to those caused by natural disasters and any other part shortages; potential sale of OEM business segments or suppliers; potential customer (including their Tier 1 suppliers) bankruptcies; and other risks identified in the Company’s other filings with the Securities and Exchange Commission. Therefore, actual results and outcomes may materially differ from what is expressed or forecasted. Furthermore, the Company undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

Third Quarter Conference Call

A conference call related to this news release will be simulcast live on the Internet beginning at 10:30 a.m. EDT today. To access that call, go to www.gentex.com and select the “Audio Webcast” icon on the right side of the page. Other conference calls hosted by the Company will also be available at that site in the future.

About the Company

Founded in 1974, Gentex Corporation (The Nasdaq Global Select Market: GNTX) is the leading supplier of automatic-dimming rearview mirrors and camera-based lighting- and driver-assist systems to the global automotive industry. The Company also provides commercial smoke alarms and signaling devices to the North American fire protection market, as well as dimmable aircraft windows for the commercial, business and general aviation markets. Based in Zeeland, Michigan, the international Company develops, manufactures and markets interior and exterior automatic-dimming automotive rearview mirrors that utilize proprietary electrochromic technology to dim in proportion to the amount of headlight glare from trailing vehicle headlamps. More than half of the Company’s interior mirrors are sold with advanced electronic features, and more than 98 percent of the Company’s net sales are derived from the sale of auto-dimming mirrors to every major automaker in the world. Visit the Company’s web site at www.gentex.com.

GENTEX CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	(unaudited)		(unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Net Sales	$268,248,089	$269,467,967	$839,210,399	$763,415,405
Cost of Goods Sold	178,132,021	174,182,650	555,510,532	492,188,780

Gross Profit	90,116,068	95,285,317	283,699,867	271,226,625

Engineering, Research & Development	20,434,012	20,668,537	66,441,649	59,829,055
Selling, General & Administrative	12,058,701	12,370,000	36,621,668	35,813,024

Income from Operations	57,623,355	62,246,780	180,636,550	175,584,546

Other Income	(4,062,706)	(2,251,836)	(10,516,549)	(10,117,400)

Income Before Provision for Income Taxes	61,686,061	64,498,616	191,153,099	185,701,946

Provision for Income Taxes	19,808,978	21,101,552	62,164,893	61,499,831

Net Income	$41,877,083	$43,397,064	$128,988,206	$124,202,115

Earnings Per Share
Basic	$0.29	$0.30	$0.90	$0.87
Diluted	$0.29	$0.30	$0.89	$0.86
Weighted Average Shares:
Basic	143,027,693	142,681,780	143,415,077	142,276,965
Diluted	143,584,375	144,315,020	144,417,219	144,136,399

Cash Dividends Declared per Share	$0.130	$0.120	$0.390	$0.360

CONDENSED CONSOLIDATED BALANCE SHEETS

	(unaudited)
	Sept 30,	Dec 31,
	2012	2011
ASSETS
Cash and Short-Term Investments	$402,624,254	$418,795,011
Other Current Assets	337,117,212	333,497,973

Total Current Assets	739,741,466	752,292,984

Plant and Equipment—Net	341,854,037	282,541,588
Long-Term Investments and Other Assets	173,308,826	141,192,430

Total Assets	$1,254,904,329	$1,176,027,002

LIABILITIES AND SHAREHOLDERS’ INVESTMENT
Current Liabilities	$104,257,581	$100,694,500
Long-Term Debt	0	0
Deferred Income Taxes	58,001,501	48,213,981
Shareholders’ Investment	1,092,645,247	1,027,118,521

Total Liabilities & Shareholders' Investment	$1,254,904,329	$1,176,027,002

AUTO-DIMMING MIRROR UNIT SHIPMENTS
(Thousands)
	Third Quarter Ended September 30,			Nine Months Ended September 30,
	2012	2011	% Change	2012	2011	% Change
North American Interior	1,879	1,517	24%	5,820	4,581	27%
North American Exterior	423	370	14%	1,281	1,144	12%
Total North American Units	2,302	1,887	22%	7,101	5,725	24%

Offshore Interior	2,537	2,668	-5%	7,935	7,473	6%
Offshore Exterior	995	1,001	-1%	3,105	2,870	8%
Total Offshore Units	3,532	3,669	-4%	11,040	10,343	7%

Total Interior Mirrors	4,416	4,185	6%	13,755	12,054	14%
Total Exterior Mirrors	1,418	1,371	3%	4,386	4,014	9%
Total Mirror Units	5,834	5,556	5%	18,141	16,068	13%

Note:	Certain prior year amounts have been reclassified to conform with the current year presentation. Percent change and amounts may not total due to rounding.